NYFIX Appoints Michael J. Passarella to its Board of Directors

NEW YORK, October 29, 2007– NYFIX, Inc. (Pink Sheets: NYFX), a trusted provider of innovative solutions that optimize trading efficiency, announced that Michael J. Passarella has joined its Board of Directors.  Mr. Passarella was an audit partner of PriceWaterhouseCoopers LLP from 1975 until his retirement in 2002. He served as the managing partner of that firm’s securities industry practice from 1983 to 1998 and was the capital markets industry global audit leader from 1998 to 2001. Mr. Passarella serves as a director and Chairman of the Audit Committee of Unum Group.  He previously served as a director and Chairman of the Audit Committee of Archipelago Holdings Inc., which merged with the New York Stock Exchange in March 2006.  Mr. Passarella received his Bachelor of Business Administration degree in accounting from Manhattan College.

"We are thrilled to welcome someone of Mike's caliber to our Board," said Howard Edelstein, CEO of NYFIX Inc. "Mike's long history within the securities industry, his deep domain knowledge, and his well established accounting expertise will be extremely valuable to NYFIX moving forward. We're excited to welcome him aboard."

About NYFIX, Inc.
A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX MarketplaceTM is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium provides the Marketplace community with new methods of accessing liquidity. NYFIX also provides value-added informational and analytic services and powerful tools for measuring execution quality. A trusted business partner to buy-side and sell-side alike, NYFIX enables ultra-low touch, low impact market access and end-to-end transaction processing.

Please visit http://www.nyfix.com for more information about NYFIX.

Contact:

CONTACT:	MEDIA:

Intermarket Communications
Matt Zachowski
(212) 888-6115
matt@intermarket.com

OR

INVESTORS:

Integrated Corporate Relations
Brian Prenoveau, CFA
(203) 682-8200

SOURCE:	NYFIX, Inc.